Exhibit 99.1
Xos Delivers First Quarter Results, Highlighting GAAP Margin Gains

Achieved positive gross margin of approximately 20%, for the first quarter 2025

LOS ANGELES, CA – May 14, 2025 – Xos, Inc. (NASDAQ: XOS) (“Xos” or the “Company”), a leading electric truck manufacturer and fleet services provider, today reported financial results for the first quarter ended March 31, 2025.
First Quarter 2025 Highlights:
•Delivered 29 units and generated $5.9 million in revenue during the first quarter of 2025, compared to 62 units and $13.2 million in revenue in the first quarter of 2024. Although Xos only recognized revenue in the first quarter of 2025 for the delivery of 29 units, the Company shipped 60 units, which included an additional 31 stripped chassis to our upfitter during the period in support of our previously announced order from UPS for 193 vehicles, which we expect to be delivered to the customer and recognize revenue in subsequent quarters in 2025.
•Achieved a substantial reduction in operating expenses, cutting operating costs by $2.6 million, a 19.6% decrease compared to Q1 2024, reflecting strong operational discipline.
Xos began 2025 with continued momentum despite a seasonal slowdown in the first quarter, as fleets across the country initiated their procurement planning for the year ahead. Xos experienced a reduction in cash flow in the first quarter of 2025, primarily driven by a planned inventory buildup designed to facilitate fulfillment of current orders on hand later in the fiscal year. We expect our liquidity position to improve in the subsequent quarters as we deliver vehicles in support of UPS and other customer orders. Deliveries this quarter included customers such as Vestis Corporation and FedEx ISPs. Xos also continued to make meaningful progress on vehicle incentives. While federal tax credit uncertainty remains, incentives continue to be available at the state level through well-established programs in California, New York, and Texas, as well as new programs opening up in New Jersey and Washington.
Dakota Semler, Chief Executive Officer of Xos, commented, “While we saw the typical seasonal slowdown following a strong Q4, we still shipped 60 vehicles in Q1. We’re already seeing momentum pick up in Q2, with increased deliveries and improved cash flow performance expected. We’re energized by the demand we’re seeing and anticipate growth for the remainder of the year.”

First Quarter 2025 Financial Highlights

(in millions)	31 Mar 2025	31 Dec 2024	31 Mar 2024
Cash and cash equivalents and restricted cash(1)	$4.8	$11.0	$47.3
Inventories	$38.0	$36.6	$36.6

	Three Months Ended
(in millions)	31 Mar 2025	31 Dec 2024	31 Mar 2024
Revenues	$5.9	$11.5	$13.2
Gross profit (loss)	$1.2	$(3.7)	$2.8
Non-GAAP gross profit (2)	$0.9	$2.7	$1.7
Loss from operations	$(9.3)	$(14.6)	$(10.2)
Net Loss	$(10.2)	$(19.0)	$(11.0)
Non-GAAP operating loss(2)	$(8.1)	$(6.4)	$(9.3)
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(1) Xos had $1.1 million of restricted cash on March 31, 2024 and none at March 31, 2025 and December 31, 2024.
(2) For further information about how we calculate Non-GAAP gross profit and Non-GAAP operating loss, see below for the reconciliations of GAAP to non-GAAP financial measures provided in the tables included in this release.
2025 Outlook:
Xos’s outlook for 2025 is as follows:

Revenue	$50.2 to $65.8 million
Non-GAAP operating loss	$17.2 to $14.0 million
Unit Deliveries (1)	320 to 420 units
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(1) Unit deliveries forecast includes stepvans, stripped chassis and our powertrain and Xos Hub products.
Liana Pogosyan, Acting Chief Financial Officer of Xos, added, “We remain focused on seeking to drive revenue growth and strengthening our gross margin, even in the face of ongoing tariff headwinds. We’ve gained more clarity around our near-term tariff exposure and have mitigation strategies in place for the second half of the year. We’re also proactively planning for 2026 and beyond to minimize disruption from these external pressures. At the same time, we continue to be disciplined in managing our costs and are seeking to generate sustained positive free cash flow.”
The outlook provided above is based on management beliefs and expectations as of the date of this press release. The results are based on assumptions that are believed to be reasonable as of this date, but may be materially affected by many factors, as discussed below in our “Cautionary Statement Regarding Forward-Looking Statements” disclaimer. Actual results may vary from the outlook above and the variations may be material. The Company undertakes no intent or obligation to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law.
Conference Call and Webcast Details
Date / Time:    Wednesday, May 14, 2025, at 4:30 p.m. EDT / 1:30 p.m. PDT
Webcast:    https://viavid.webcasts.com/starthere.jsp?ei=1719315&tp_key=33ac7d83ab
U.S. Toll-Free Dial In:    1-833-816-1411
International Dial In:    1-412-317-0507
To access the call by phone, please dial in to one of the above numbers approximately ten minutes before the start of the call. Alternatively, guests may be connected to the call through ViaVid’s Call me™ feature by navigating to:
https://callme.viavid.com/?$Y2FsbG1lPXRydWUmcGFzc2NvZGU9JmluZm89Y29tcGFueSZyPXRydWUmYj0xNg== and using the Passcode 8681436.
For those unable to participate in the live call, an audio replay will be available following the call through midnight Wednesday, May 28, 2025. To access the replay, please call 1-844-512-2921 or 1-412-317-6671 (International) and enter access code 10199729. A replay of the webcast will also be archived shortly after the call and can be accessed on the Company's website.
About Xos, Inc.
Xos is a leading technology company, electric truck manufacturer, and fleet services provider for battery-electric fleets. Xos vehicles and fleet management software are purpose-built for medium- and heavy-duty commercial vehicles that travel on last-mile, back-to-base routes. The company leverages its proprietary technologies to provide commercial fleets with battery-electric vehicles that are easier to maintain and more cost-efficient on a total cost of ownership (TCO) basis than their internal combustion engine counterparts. For more information, please visit www.xostrucks.com.
Non-GAAP Financial Measures
The financial information in this press release has been presented in accordance with United States generally accepted accounting principles (“GAAP”) as well as on a non-GAAP basis to supplement Xos's unaudited condensed consolidated interim financial results. Xos's non-GAAP financial measures include operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss and non-GAAP gross profit, which are defined below.
“Operating cash flow less CapEx (Free Cash Flow)” is defined as net cash provided by (used in) operating activities minus purchases of property and equipment.
“Non-GAAP operating loss” is defined as loss from operations adjusted for stock-based compensation, inventory write-downs and physical inventory and other adjustments.

“Non-GAAP gross profit” is defined as gross profit (loss) minus inventory write-downs and physical inventory and other adjustments.
Xos believes that the use of operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss and non-GAAP gross profit reflects additional means of evaluating Xos's ongoing operating results and trends. The presentation of these measures should not be construed as an inference that Xos's future results will be unaffected by unusual or non-recurring items. It is important to note Xos's computation of operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss and non-GAAP gross profit may not be comparable to other similarly titled measures computed by other companies, because not all companies may calculate operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss and non-GAAP gross profit in the same fashion. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under GAAP when understanding Xos's operating performance. A reconciliation between historical GAAP and non-GAAP financial information is provided in this press release.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding projected financial and performance information; expectations and timing related to product deliveries and customer demand; sufficiency of existing cash reserves; customer acquisition and order metrics; ability to access additional capital and Xos’s long-term strategy and future growth. These forward-looking statements may be identified by the words “anticipate,” “believe,” “continue,” “likely,” “plan,” “possible,” “project,” “potential,” “predict,” “seem,” “seek,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “target,” “opportunity,” “may,” “might,” “could,” “should,” “will,” “would,” and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) Xos’s liquidity and access to capital when needed, including its ability to service its indebtedness; (ii) Xos’s ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; (iii) cost increases and delays in production due to supply chain shortages in the components needed for the production of Xos's vehicle chassis and battery system; (iv) Xos's ability to meet production milestones and fulfill backlog orders; (v) changes in the industries in which Xos operates; (vi) variations in operating performance across competitors; (vii) changes in laws and regulations affecting Xos's business, including changes to tax incentive policies; (viii) Xos's ability to implement its business plan or meet or exceed its financial projections; (ix) Xos's limited operating history; (x) Xos's ability to retain key personnel and hire additional personnel, particularly in light of current and potential labor shortages; (xi) the risk of downturns and a changing regulatory landscape in the highly competitive electric vehicle industry; (xii) macroeconomic and political conditions; and (xiii) the outcome of any legal proceedings that may be instituted against Xos. All forward-looking statements included in this press release are expressly qualified in their entirety by, and you should carefully consider, the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” included in Xos's Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2025 and Xos's other filings with the SEC, copies of which may be obtained by visiting Xos's Investors Relations website at https://www.xostrucks.com/sec-filings or the SEC's website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Xos assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Xos does not give any assurance that it will achieve its expectations.
Contacts
Xos Investor Relations
investors@xostrucks.com
Xos Media Relations
press@xostrucks.com

Xos, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except par value)	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$4,758	$10,996
Accounts receivable, net	22,210	26,870
Inventories	38,006	36,567
Prepaid expenses and other current assets	8,115	7,868
Total current assets	73,089	82,301
Property and equipment, net	5,212	6,111
Operating lease right-of-use assets, net	2,787	3,193
Other non-current assets	6,593	6,728
Total assets	$87,681	$98,333

Liabilities and Stockholders’ Equity
Accounts payable	$6,514	$8,931
Convertible debt, current	19,982	19,970
Other current liabilities	18,878	17,768
Total current liabilities	45,374	46,669
Common stock warrant liability	175	121
Other non-current liabilities	17,325	17,933
Total liabilities	62,874	64,723

Stockholders’ Equity
Common Stock $0.0001 par value per share, authorized 1,000,000 shares, 8,102 and 8,046 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1	1
Preferred Stock $0.0001 par value per share, authorized 10,000 shares, 0 shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	238,412	237,029
Accumulated deficit	(213,606)	(203,420)
Total stockholders’ equity	24,807	33,610
Total liabilities and stockholders’ equity	$87,681	$98,333

Xos, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
Unaudited

	Three Months Ended March 31,
(in thousands, except per share amounts)	2025	2024
Revenues	$5,879	$13,162
Cost of goods sold	4,668	10,374
Gross profit	1,211	2,788

Operating expenses
General and administrative	7,896	8,959
Research and development	1,930	3,074
Sales and marketing	654	998
Total operating expenses	10,480	13,031

Loss from operations	(9,269)	(10,243)

Other expense, net	(851)	(584)
Change in fair value of derivative instruments	(54)	(168)
Change in fair value of earn-out shares liability	—	(3)
Loss before provision for income taxes	(10,174)	(10,998)
Provision for income taxes	12	5
Net loss	$(10,186)	$(11,003)

Net and comprehensive loss	$(10,186)	$(11,003)

Net loss per share
Basic	$(1.26)	$(1.80)
Diluted	$(1.26)	$(1.80)
Weighted average shares outstanding
Basic	8,076	6,108
Diluted	8,076	6,108

Reconciliation of Operating Cash Flow less CapEx (Free Cash Flow), Non-GAAP Operating Loss and Non-GAAP Gross Profit (Loss):
Operating Cash Flow less CapEx (Free Cash Flow):

	Three Months Ended March 31,		Three Months Ended December 31,
(in thousands)	2025	2024	2024
Net cash (used in) provided by operating activities	$(4,756)	$(14,589)	$3,298
Purchase of property and equipment	—	(30)	—
Free-Cash Flow	$(4,756)	$(14,619)	$3,298
Non-GAAP Operating Loss:

	Three Months Ended March 31,		Three Months Ended December 31,
(in thousands)	2025	2024	2024
Loss from operations	$(9,269)	$(10,243)	$(14,572)
Stock-based compensation	1,523	2,006	1,823
Inventory reserves	(517)	(803)	3,752
Physical inventory and other adjustments	187	(298)	2,632
Non-GAAP Operating Loss	$(8,076)	$(9,338)	$(6,365)

Non-GAAP Gross Profit (Loss):

	Three Months Ended March 31,		Three Months Ended December 31,
(in thousands)	2025	2024	2024
Gross profit (loss)	$1,211	$2,788	$(3,717)
Inventory reserves	(517)	(803)	3,752
Physical inventory and other adjustments	187	(298)	2,632
Non-GAAP Gross Profit	$881	$1,687	$2,667